Exhibit 10.1

Evergreen employment Agreement

This Evergreen Employment Agreement (this “Agreement”) is dated as of March __, 2015 (the “Effective Date”), by and between Signature Group Holdings, Inc., a Delaware corporation (the “Company”), and John Miller (the “Executive”).

WITNESSETH:

WHEREAS, the Company desires to enter into this Agreement with the Executive to (i) set forth the terms of Executive’s employment with the Company, (ii) make provision for the payment of reasonable and proper compensation to Executive for his services, (iii) safeguard its proprietary and confidential information, and (iv) memorialize how the Company and Executive will proceed if and when Executive terminates services and its relationship with the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties agree as follows:

AGREEMENT:

1.APPOINTMENT.  The Company hereby designates and appoints Executive to act and perform services on behalf of the Company as its Executive Vice President of Operations.  Executive hereby accepts such designation and appointment.  Executive’s employment shall be at will (as set forth in Section 8 below).  Executive agrees that he will carry out the duties and responsibilities of the foregoing appointment in a faithful, diligent and responsible manner, subject to the direction and control of the Company’s Chief Executive Officer.  Executive further agrees to devote his full business time and attention to perform faithfully, diligently and to the best of his efforts the specific duties of, and generally to provide the services normally associated with, his position as Executive Vice President of Operations of the Company.  Executive shall serve as an officer of any subsidiary or subsidiaries of the Company upon request, without additional consideration.

2.COMPENSATION FOR SERVICES.  Subject to the conditions contained in this Agreement, the Company agrees to pay to Executive, and Executive is entitled to receive as compensation for his services under this Agreement, as follows:

a.Annual Salary.  For each year Executive is employed by the Company, Executive shall receive a salary equal to $275,000 per year (pro-rated for the portion of the 2015 calendar year actually served) (the “Base Salary”).  Executive’s compensation shall be payable in accordance with the Company’s regular payroll practice or upon other terms mutually agreed upon.  Executive’s salary shall be reviewed for increase at least annually.

b.Annual Bonus.  In addition to the Base Salary, Executive will be eligible to receive an annual target cash incentive bonus from the Company (the “Bonus”) in respect of the achievement of certain milestones and objectives for the performance of the Company and the Executive, which are expected for 2015 to be based 80% on the Company’s achievement of its annual target EBITDA and 20% on the Executive’s achievement of individual performance goals, each as recommended annually by the Company’s Chief Executive Officer, determined by the Compensation Committee (“Compensation Committee”) of the Company’s Board of Directors (the “Board”), and approved by the Board.  The target Bonus amount shall be seventy percent (70%) of the Executive’s then-current Base Salary (the “Target Bonus”).  For 2015, the Target Bonus will be payable for achievement of 100% of the Company’s annual target EBITDA and full achievement of the Executive’s individual performance milestones, as recommended by the Compensation Committee and approved by the Board.  In the event that the 2015 annual EBITDA exceeds a threshold level of the 2015 annual target EBITDA, then Executive shall be eligible to receive a portion of the Target Bonus as recommended by the Compensation Committee and approved by the Board, and if the 2015 annual EBITDA exceeds the 2015 annual target EBITDA, then Executive shall be eligible to receive a Bonus in excess of the Target Bonus up to a maximum bonus of up to 200% of the Target Bonus, as recommended by the Compensation Committee and approved by the Board, subject to adjustment, as described below, for any other Company performance measure and any individual performance goal.  The amount of the Bonus, the achievement of the underlying annual EBITDA goal, and any other Company or individual performance milestone by Executive shall be as recommended by the Compensation Committee and approved by the Board.  Bonus targets and performance measures after 2015 shall be set annually by the Compensation Committee and approved by the Board.

Payment of any Bonus under this Section 3(b) is conditioned upon Executive (i) being employed in good standing as of September 30 of the applicable bonus year, and (ii) remaining employed with the Company as of the date the Compensation Committee determines and the Board approves that the target objectives have been achieved.  The Bonus paid pursuant to this Section 3(b) in respect of any fiscal year shall be paid on or before March 15, immediately following the close of the Company’s fiscal year with respect to which such Bonus is received. Executive shall be eligible for additional bonuses from time to time, as determined in the sole discretion of the Board.

c.Restricted Stock Grants.  For fiscal year 2015, and subject to (x) Compensation Committee recommendation and Board approval, and (y) the available capacity of the Amended and Restated Signature Group Holdings, Inc. 2006 Performance Incentive Plan, or the successor plan thereto (the “Incentive Plan”), Executive shall be eligible for a grant of restricted shares of common stock of the Company to be issued pursuant to the Incentive Plan in an amount equal to $150,000 divided by the closing price of the Company’s stock on the grant date for such shares (“Shares”). The Shares shall be granted as of the Effective Date and provided that Executive is an employee in good standing on such vesting dates, such shares shall vest in three equal installments on the anniversary of the date of grant of such shares, starting with the first anniversary of the dates of grants.  Vesting for the Shares will be accelerated in the event of a Change in Control (as defined below), an involuntary termination of Executive’s employment not for Cause (as defined below) or for Good Reason (as defined below), or upon the death or Disability (as defined below) of Executive.  Executive shall be eligible for additional grants of equity securities in the Company, from time to time, as determined in the sole discretion of the Board. If the grants described in this Section 3(c) are not completed within the second quarter of 2015 because the shares are not available under the Incentive Plan, then the Company shall grant Executive additional compensation in an amount or amounts equal to 150% of the amount of the grant or grants that were not timely made. Shall additional compensation shall be paid to the Executive in three equal installments on the dates that the applicable restricted stock grant would have vested, provided the Executive remains employed through such date. Such additional compensation shall be set forth in a written agreement with Executive that complies in all respects with the requirements of Section 409A of the Internal Revenue Code and applicable exceptions to Section 409A, including the short-term deferral exception.

d.Vacation.  Executive shall be entitled to twenty (20) days of paid vacation annually pursuant to the terms of the Company’s vacation policy then in effect.

e.Other Benefits; Perquisites.  During the Term, Executive shall be eligible to participate in all employee benefit plans, programs or arrangements, which shall be established or maintained by the Company generally for its employees, or generally made available to its senior executives, which currently include, medical, dental and vision plans, subject to the terms and conditions of such plans and programs.  Executive shall also receive those perquisites listed on Exhibit A hereto.

f.Expenses.  During the Term, the Company shall pay the reasonable expenses incurred by Executive in the performance of his duties hereunder, including, without limitation, business-related travel or entertainment, or, if such expenses are paid directly by Executive, the Company shall promptly (within thirty (30) business days following Executive’s submission and approval of an accounting of such expense) reimburse him for such payments, provided that Executive properly accounts and provides supporting documentation for such expenses in accordance with the Company’s policies.

g.Applicable Withholdings.  Executive’s compensation, and the payment of any other amount pursuant to this Agreement, shall be subject to all withholdings, payroll taxes and deductions required by law and shall be payable in accordance with the Company’s and its subsidiaries’ normal periodic payroll practices.

3.DEFINITIONS.

a.“Cause” shall only mean:

i.

the willful and continued failure by the Executive to attempt in good faith to substantially perform his obligations to the Company (other than any such failure resulting from the Executive’s incapacity due to a Disability); provided, however, that the Company shall have provided the Executive with written notice of Executive’s deficiencies and the Executive has been afforded at least thirty (30) days to cure same;

ii.	the Executive’s conviction of or plea of guilty or nolo contendere to a felony or any other crime involving moral turpitude or dishonesty;
iii.

the Executive’s willfully engaging in misconduct in the performance of his duties for the Company (including theft, fraud, embezzlement, and securities law violations or a violation of the Company’s Code of Conduct or other written policies) that is injurious to the Company, monetarily or otherwise; or

iv.

the Executive’s willfully engaging in misconduct other than in the performance of his duties for the Company (including theft, fraud, embezzlement, and securities law violations) that is materially injurious to the Company or, in the good faith determination of the Board, is potentially materially injurious to the Company, monetarily or otherwise.

b.“Change in Control” shall mean the occurrence of any of the following after the Effective Date, provided such events or circumstances also constitute a change in ownership or effective control or a sale of substantially all of the assets of the Company under Section 409A:

i.

any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than a member of the Company Group, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors;

ii.

the consummation of a merger or consolidation of the Company with any other corporation (other than a member of the Company Group (as defined below)), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets; or

iii.	a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors (as defined below).

c.“Company Group” means the Company or any of its subsidiaries or affiliates, including a Company employee benefit plan.

d.“Confidential Information” means any and all information (oral and written) relating to the Company Group, or any of their respective activities, or of the clients, customers, acquisition targets, investment models or business practices of the Company Group, other than such information which (i) is generally available to the public or within the relevant trade or industry, other than as the result of breach of the provisions of Section 9, or

(ii) Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law.

e.“Disability” shall mean (i) Executive is unable to engage in gainful activity as an executive by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, and which cannot be reasonably accommodated, or (ii) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company, and which cannot be reasonably accommodated.

f.“Intellectual Property” shall mean all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (in each case whether or not patentable), all copyrights and copyrightable works, all trade secrets, confidential information and know-how, and all other intellectual property rights that are conceived, reduced to practice, developed or made by Executive while providing services to the Company Group and that (a) relate to the business, research and development, existing products or services or future products and services under development of or by any of the Company Group; or (b) relate to the business of any of the Company Group and are conceived, reduced to practice, developed or made using any equipment, supplies, facilities, assets or resources of the Company Group, including, without limitation, any intellectual property rights.

g.“Good Reason” shall only mean:

i.	a reduction in Executive’s Base Salary at the rate last in effect during the Executive’s term of service with the Company, or
ii.	a demotion in position or a material reduction in job duties and responsibilities, or
iii.

a material breach by the Company of any of its obligations under this Agreement, and in each of subparts (i), (ii), and (iii) of this Section 3(g), a failure by the Company to cure such breach within thirty (30) days following receipt of notice from Executive of such breach.

h.“Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date of this Agreement, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company or an individual whose election or nomination is made pursuant to any formal or informal agreement to allow a third party to propose candidates for election).

4.TERMINATION OF EMPLOYMENT.

a.Events of Termination.  Executive’s employment under this Agreement may be terminated in the event of Executive’s death or Disability, Executive’s voluntary termination for Good Reason, Executive’s resignation other than for Good Reason, termination by the Company for Cause and termination by the Company without Cause.

b.Notice of Termination; Effectiveness.  Any termination of Executive’s employment by the Company or by Executive (other than termination by reason of Executive’s death, Disability or termination for Cause) shall be communicated by written notice of termination to the other parties to this Agreement.  In the event of a termination by the Executive for Good Reason, the Notice of Termination shall include Executive’s cause for Good Reason.  The Company may, in its sole discretion, make any termination of employment effective earlier than the date set forth in the Notice of Termination by providing payment in lieu of notice, which payment, if applicable, shall be in addition to any other compensation upon termination under this Agreement.

c.Date of Termination.  The “Date of Termination” shall mean (a) the date of Executive’s death (if the Agreement is terminated by Executive’s death); (b) if Executive’s employment is terminated pursuant to Disability or by Company without Cause, the date the Notice of Termination is given; (c) if Executive’s employment is terminated pursuant to Good Reason or Cause, the date specified in the Notice of Termination after the expiration of any applicable cure periods; (d) if Executive’s employment is terminated by Executive without Good Reason, the date specified in the Notice of Termination, which shall be at least thirty (30) days, as applicable, after Notice of Termination is delivered, or such earlier date as the Company shall determine, in its sole discretion, provided the Company makes payment in lieu of notice in the event of an earlier termination. [the remaining language inapplicable to “evergreen” contract]

5.Severance Payment.  The Executive will be eligible for the Severance Payment (the “Payment”) under this Agreement only if the conditions specified in Section 6 of this Agreement are met.  The amount of the Payment under this Agreement will be one year’s Base Salary at the rate in effect at the Date of Termination, paid in equal installments on the Company’s normal payroll dates for a period of one (1) year from the Date of Termination in accordance with the usual payroll practices of the Company, with each such payment deemed to be a separate payment for the purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations issued thereunder (“Section 409A”).  The Company’s obligation to make the Payment or any installment thereof shall be subject to following conditions, without limitation: (i) the Executive’s services for the Company have terminated, (ii) the Executive otherwise qualifies for the Payment under this Agreement (iii) the Executive has executed a Release and Waiver as specified in Section 17 below; provided, however, that pursuant to Section 4(d) of the Release and Waiver, the applicable consideration period has expired or been waived and Executive has not revoked his execution of the Release and Waiver; and (iv) the Executive’s continued compliance with the obligations and covenants of this Employment Agreement, including without limitation Sections 9, 10, 11 and 12.

6.Conditions for Severance Payment.

a.Termination or Resignation for Good Reason or without Cause.  If, after the Effective Date and during the term of this Agreement, the Executive (i) is involuntarily terminated for any reason by the Company other than for Cause or (ii) resigns for Good Reason, the Executive will be eligible for the Payment under this Agreement.

b.Death or Disability of Executive.  If the Executive’s services to the Company are terminated by reason of a Disability or upon the Executive’s death, the Executive will be eligible for the Payment under this Agreement. In the event of the Executive’s death, the Payment shall be provided to the Executive’s estate.

c.Involuntary Termination Upon Change in Control.  If the Company (i) undergoes a Change in Control and (ii) the Executive is involuntarily terminated for any reason by the Company other than for Cause or if the Executive resigns for Good Reason following the occurrence of the Change in Control, the Executive will be eligible for the Payment under this Agreement.

7.Resignation or Termination For Cause.  If the Executive resigns for other than Good Reason, or is discharged for Cause during the term of this Agreement, the Executive will not be eligible for the Payment under this Agreement, and this Agreement will be terminated immediately.

8.No Contract of Employment / EMPLOYMENT AT WILL. Executive may be terminated at any time, with or without notice, or with or without Cause (subject to the other terms and conditions in this Agreement).  Likewise, Executive may terminate his employment at any time, without or without notice, and with or without Good Reason.

9.CONFIDENTIAL INFORMATION; ASSIGNMENT OF INVENTIONS; RETURN OF COMPANY PROPERTY.  Executive acknowledges and agrees that (i) the services to be performed by Executive under this Agreement are unique and extraordinary and, as a result of such employment, Executive shall be in possession of Confidential Information relating to the business practices of the Company Group and (ii) that the trade secrets and Intellectual Property of the Company Group is very valuable. Executive agrees to be bound by the policies of the Company Group with respect to the confidentiality, ownership and assignment of employee rights with respect to trade secrets, Intellectual Property and other information of the Company Group.

10.NONSOLICITATION.  Executive shall not, except in the good faith performance of Executive’s duties hereunder or as specifically authorized by the Board in writing, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, during Executive’s employment with or service to the Company or any member of the Company Group and for a period of one (1) year following the termination of employment (the “Restriction Period”),

a.solicit or induce any employee, representative, agent or consultant of the Company Group to leave such employment or retention or to accept employment with or render services to or with any other person or entity other than the Company or a member of the Company Group (a “Person”), take any action to materially assist or aid any other Person in identifying,  or soliciting any such employee, representative or agent; provided, however, that the foregoing provision will not prevent Executive from hiring any such individual whom he does not solicit in violation of this paragraph;

b.solicit, contact, aid or induce any customer of the Company, any prospective customer of the Company, or any person or entity who has been a customer or prospective customer of the Company at any time during the last two years of Employee’s employment, in the Territory (i) to purchase goods or services that have been sold or provided by the Company during the Restriction Period from another person, firm, corporation or other entity (or attempt to do any of the foregoing) or engage in other Competitive Activity, (ii) to terminate, curtail or otherwise limit its business relationship with the Company, (iii) to interfere otherwise with any part of the Company’s business, or (iv) to attempt to do any of the foregoing; or

c.solicit, contact, aid or induce any entity or person who was a supplier of goods, services or property (including Intellectual Property) to the Company, or any licensor or licensee of the Company, during the Restriction Period to not do business with, to discontinue doing business with, or to materially reduce all or any part of their business with the Company.

11.NONDISPARAGEMENT.  At no time during the Restricted Period shall Executive, directly or indirectly, disparage the Company Group or any of the Company Group’s past or present employees, directors, products or services.  At no time during the Restricted Period shall any executive officers of the Company Group, directly or indirectly, disparage the Executive.  Notwithstanding the foregoing, nothing in this Section 11 shall prevent Executive from making any truthful statement to the extent (i) necessary to rebut any untrue public statements made about him; (ii) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement; or (iii) required by law or by any court, arbitrator, mediator or administrative, investigative, or legislative body (including any committee thereof) with jurisdiction over such person.

12.ENFORCEMENT.

a.Executive agrees and acknowledges that (i) the potential harm to the Company of the non-enforcement of Sections 9, 10 or 11 outweighs any harm to Executive of its enforcement by injunction or otherwise and (ii) he has carefully read this Agreement and has given careful consideration to the restraints imposed by this Agreement, and is in full accord as to the necessity of such restraints for the reasonable and proper protection of the trade secrets and other Confidential Information of the Company.

b.In the event of any breach or threatened breach of this Agreement, either Party shall be entitled to seek an injunction, without bond, restraining such breach, but nothing herein shall be construed as prohibiting such Party from pursuing other remedies available to it for such breach or threatened breach.

13.COOPERATION.  Upon reasonable notice from the Company or its counsel, while employed by the Company and thereafter, Executive agrees to respond and provide information with regard to matters of which Executive has knowledge as a result of his employment with the Company, and will provide reasonable assistance to the Company Group and their respective representatives in defense of any claims that may be made against the Company Group (or any member thereof), and will provide reasonable assistance to the Company Group in the prosecution of any claims that may be made by the Company Group (or any member thereof), to the extent that such claims may relate to matters related to Executive’s period of employment with the Company (or any predecessors). Executive also agrees to promptly inform the Company (to the extent Executive is legally permitted to do so) if

Executive is asked to assist in any investigation of the Company Group (or any member thereof) or their actions, regardless of whether a lawsuit or other proceeding has then been filed with respect to such investigation.  If Executive is required to provide any services pursuant to this Section 13 following the termination of his employment, upon presentation of appropriate documentation, then the Company: (i) shall promptly compensate Executive for all time incurred in these activities at an hourly rate of pay equal to the most recent annual Base Salary divided by 2080 hours; and (ii) shall promptly reimburse Executive for reasonable out-of-pocket travel or business expenses incurred in connection with the performance of such services and in accordance with the Company’s expense policy, and for legal fees to the extent the Board in good faith reasonably believes that separate representation is warranted.  In any such case Executive shall be entitled to select his own counsel. Executive’s entitlement to reimbursement of such costs and expenses, including legal fees, pursuant to this Section 13, shall in no way affect Executive’s rights, if any, to be indemnified and/or advanced expenses in accordance with the Company’s (or any of its subsidiaries’) corporate or other organizational documents, any applicable insurance policy, and/or in accordance with this Agreement.

14.INSURANCE; INDEMNIFICATION.  The Company shall purchase directors’ and officers’ liability insurance coverage for the Executive covering him in all capacities in which he shall serve the Company and/or any member of the Company Group (including but not limited to his capacity as employee, officer, director, trustee, or agent), at such cost and with such policy limits as are made available to other senior executives of the Company Group. In addition tot he corporate indemnifications available to Executive under the Company’s Bylaws and Certificate of Incorporation of the Company as in effect on the date of this Agreement, the Company hereby agrees to indemnify, defend and hold Executive harmless from and against any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including all appeals by reason of the fact that Executive is or was a director, office, employee, or agent of the Company, or is or was serving at the request of the Company as a director, trustee, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including any member of the Company Group, and/or any third party claim arising out of any action taken by the Company or executive related to the execution and delivery of this Agreement and the Executive’s services pursuant hereto. Such indemnification shall include all related expenses, including attorneys’ fees, judgment, fines, and amounts paid in settlement actually and reasonably incurred by Executive in connection with the action, suit, or proceeding; provided, however, that Executive shall only be entitled to indemnification under this Agreement, Company policy or applicable law if such indemnification is permitted by lass and if Employee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company’s indemnification obligations under this Section 14 shall remain in effect following Executive’s termination of employment with the Company.

15.NOTICES. Any notice to be given under the terms of this Agreement shall be deemed sufficient if in writing, send by certified mail, return receipt requested, via overnight courier, or hand delivered to the Company at its principal office to the attention of the Secretary, and to Executive at the address last reflected on the Company’s payroll records, or such other address as either party may hereafter designate in writing to the other.

16.No Assignment.  No benefit payable under this Agreement may be assigned, transferred, pledged, or otherwise encumbered, or subjected to any legal process for the payment of any claim against the Executive.

17.Governing Law.  This Agreement shall be governed in all respects by and in accordance with the laws of California without regard to its conflict of law provisions.

18.Release and Waiver.  The Executive will receive Payment under this Agreement if the Executive executes a Release and Waiver in a form attached hereto as Exhibit B.  Such Release and Waiver will not apply to benefits the Executive may have under the Company’s benefit plans (such as the pension, 401(k) or medical plans), any rights to benefits under applicable workers’ compensation statutes or government-provided unemployment benefits, any claims arising under federal or state securities laws that the Executive may have as a shareholder of the Company, any rights to enforce this Release and Waiver, or any claims relating to the validity of this Release and Waiver under the Age Discrimination in Employment Act, as amended.

19.COMPLIANCE WITH Code Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of services with the Company Executive is a “specified employee” as defined in

Section 409A of the Internal Revenue Code (the “Code”), and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the first business day to occur following the date that is six (6) months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code); and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax.  In the event that payments under this Agreement are deferred pursuant to this Section 18 in order to prevent any accelerated tax or additional tax under Section 409A of the Code, then such payments shall be paid at the time specified under this Section 10 without any interest thereon.  The Company shall consult with Executive in good faith regarding the implementation of this Section 18; provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect thereto.  Notwithstanding anything to the contrary herein, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean separation from service.  For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section 409A of the Code.

20.SECTION 280G.  In the event that it is determined by the Company in its sole discretion that any payment or benefit to Executive under this Agreement or otherwise, either cash or non-cash, that Executive has the right to receive from the Company, including, but not limited to, accelerated vesting or payment of any deferred compensation, equity grants or any benefits payable to Executive under any plan for the benefit of employees, would constitute an “excess parachute payment” (as defined in Section 280G of the Code), then, notwithstanding any contrary provisions in any plan, program or policy of the Company, the Company shall reduce Executive’s payments and benefits payable under this Agreement to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Code Section 4999, but only if, by reason of such reduction, the Net After-Tax Benefit to the Executive shall exceed the Net After-Tax Benefit if such reduction were not made.  “Net After-Tax Benefit” for these purposes shall mean the sum of (i) the total amount payable to Executive under this Agreement, plus (ii) all other payments and benefits which Executive receives or is then entitled to receive from the Company that, alone or in combination with the payments and benefits payable under this Agreement, would constitute a “parachute payment” within the meaning of Code Section 280G, less (iii) the amount of federal income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Executive (based upon the rate in effect for such year as set forth in the Code at the time of the payment under this Agreement), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Code Section 4999.  The parachute payments reduced shall be those that provide Executive the best economic benefit and to the extent any parachute payments are economically equivalent with each other, each shall be reduced pro rata; provided, however, that Executive may elect to have the noncash payments and benefits due to Executive reduced (or eliminated) prior to any reduction of the cash payments due under this Agreement.  All determinations required to be made under this Section shall be made by tax counsel reasonably acceptable to Executive and the Company or any other third party acceptable to the Executive and the Company (“Tax Counsel”).  Tax Counsel shall provide detailed supporting calculations both to the Company and Employee.  All fees and expenses of Tax Counsel shall be borne solely by the Company.  Absent manifest error, any determination by Tax Counsel shall be binding upon the Company and Employee.  For purposes of determining whether and the extent to which any payments would constitute a “parachute payment” (i) no portion of any payments or benefits that Executive shall have waived at such time and in such manner as not to constitute a "payment" within the meaning of Code Section 280G(b) shall be taken into account, (ii) no portion of the payments shall be taken into account which, in the opinion of Tax Counsel, does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2) (including by reason of Code Section 280G(b)(4)(A)) and, in calculating the excise tax, no portion of such payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Code Section 280G(b)(4)(B), in excess of the “base amount” (within the meaning set forth in Code Section 280G(b)(3)) allocable to such reasonable compensation, and (iii) the value of any noncash benefit or any deferred payment or benefit included in the payments shall be determined by Tax Counsel in accordance with the principles of Code Sections 280G(d)(3) and (4).

21.Dispute Resolution and Waiver of Jury Trial.

a.In the event of a dispute, Executive and a senior executive of the Company shall meet for the purpose of endeavoring to resolve the dispute.  Any resolution agreed to by such parties shall be final and binding on the parties.  The parties shall meet to attempt in good faith to resolve the dispute within thirty (30) calendar days after the disputed matter is referred to them.  If the parties are unable to resolve the dispute during the period set forth in the previous sentence, the dispute shall be settled by arbitration under the JAMS Comprehensive Arbitration Rules and Procedures (“JAMS”) in force at the time such arbitration is commenced; provided, that, if at the end of such thirty (30) calendar day period the parties are engaged in good faith negotiations regarding such dispute, the time for submitting the dispute to JAMS arbitration shall be extended for an additional thirty (30) calendar days, and the extension of such time shall again apply (subject to such good faith negotiations continuing) at the end of such succeeding thirty (30) calendar day period and thereafter in the same manner at the end of each thirty (30) calendar day period thereafter.

b.The arbitration shall be in accordance with the then-current JAMS employment arbitration rules.  The arbitrators shall be either retired judges, or attorneys licensed to practice law in the state in which the arbitration is convened (the “Arbitrators” and each an “Arbitrator”).  The arbitration tribunal (the “Tribunal”) shall consist of three (3) Arbitrators.  The petitioning party (the “Petitioning Party”), on the one side, and the party defending the arbitration (the “Defending Party”), on the other side, shall each nominate one Arbitrator within fourteen (14) calendar days after delivery of the demand for arbitration.  If the Petitioning Party or the Defending Party, as the case may be, fails to nominate an Arbitrator pursuant to this Section 20(b) upon request of any other party to the arbitration, such Arbitrator shall instead be appointed by JAMS within seven (7) calendar days of receiving such request.  The first two appointed Arbitrators shall nominate the third Arbitrator within thirty (30) calendar days of their appointment.  If the first two appointed Arbitrators fail to nominate a third Arbitrator, then, upon request of any party to the arbitration, the third Arbitrator shall be appointed by JAMS within seven (7) calendar days of receiving such request.  The third Arbitrator, however appointed, shall serve as the chairman of the Tribunal.

c.The Arbitrators shall have jurisdiction to hear and rule on pre-hearing disputes and are authorized to hold pre-hearing conferences by telephone or in person, as the Arbitrators deems necessary.  The Arbitrators shall have the authority to entertain a motion to dismiss, demurrer, and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the applicable rules of civil procedure.  The parties hereto understand and agree that, in any arbitration arising from this Agreement, the Company and Executive will be entitled to discovery in accordance with the provisions of California Code of Civil Procedure § 1283(a).  The Arbitrators shall render a written award and opinion which reveals, however briefly, the essential findings and conclusions on which the award is based.  The arbitration shall be final and binding upon the parties, except as otherwise provided by the law applicable to review of arbitration decisions/awards.  Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and/or to enforce an arbitration award.  The Company will pay the Arbitrators’ fees and any other fees, costs, or expenses unique to arbitration, including the filing fee, the fees and costs of the Arbitrators, and rental of a room to hold the arbitration hearing; provided, that if Executive is the party initiating the claim, Executive shall be responsible for contributing an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state which Executive is (or was last) employed by the Company.  Each party shall pay for its, his or her, own costs and attorneys’ fees, if any. However, if any party prevails on a statutory claim which entitles the prevailing party to attorneys’ fees and/or costs, or if there is a written agreement providing for fees and/or costs, the Arbitrators may award reasonable fees and/or costs to the prevailing party in accordance with such fee-shifting statute or agreement.  In addition, notwithstanding the foregoing, nothing herein shall prevent a party from seeking interim remedies in aid of arbitration.

d.All disputes concerning or relating to arbitrability of disputes under this Agreement or the jurisdiction of the Arbitrators shall be resolved by the Arbitrators, and the site of arbitration shall be Los Angeles, California.

e.Notwithstanding anything to the contrary herein, the arbitration provisions specified herein, and any arbitration conducted hereunder, shall be governed exclusively by the Federal Arbitration Act, Title 9 United States Code, to the exclusion of any state or municipal law of arbitration.

f.THE PARTIES HERETO HEREBY AGREE TO MUTUALLY ARBITRATE ALL CLAIMS THEY MIGHT HAVE AGAINST EACH OTHER.  IN THIS REGARD, THE PARTIES HERETO IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF EITHER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SIGNATURE GROUP HOLDINGS, INC.

By:	/s/ CRAIG T. BOUCHARD
Name:	Craig T. Bouchard
Title:	Chairman and Chief Executive Officer

EMPLOYEE

/s/ JOHN MILLER
John Miller

EXHIBIT A

PERQUISITES

Annual Physical (with tax gross-up)

Financial Planning Services (with tax gross-up)

Parking

401(k) Match Contribution

Reimbursement of reasonable Gym Membership Fees

Supplemental Insurance consistent with that offered to key executives of the Company

A-1

EXHIBIT B

RELEASE AND WAIVER AGREEMENT

This Release and Waiver Agreement (“Release”), dated as of [__________], is entered into between Signature Group Holdings, Inc., a Delaware corporation (the “Company”) and John Miller (the “Executive”).

WITNESSETH:

WHEREAS, in order to provide an orderly and amicable arrangement with respect to Executive’s separation from the Company, the Company desires to provide Executive with severance in the form of a lump sum payment;

WHEREAS, in order to be eligible to receive severance and other consideration as described in this Release, Executive must execute a release and waiver of all claims and causes of action against the Company, and all of its affiliates and related entities; and

WHEREAS, Executive acknowledges that the consideration received by Executive under the terms of this Release for the release and waiver contained herein is in addition to any consideration the Company is otherwise required to provide.

NOW, THEREFORE, in consideration for the promises and the mutual covenants and agreements set forth below, the parties hereby acknowledge and agree as follows:

AGREEMENT:

1.Separation Date.  Executive’s separation from employment with the Company will be effective immediately [__________] (“Separation Date”).  Effective as of the Separation Date, the Executive and the Company hereby acknowledge and agree that the Evergreen Employment Agreement, dated March [  ], 2015 (“Evergreen Agreement”), by and between the Executive and the Company, as well as any other prior agreements or understandings, are hereby terminated and of no further force or effect.

2.Final Compensation.  The Company will pay Executive’s final compensation earned through and including the Separation Date.  In addition, the Company will offer Executive the right to continue to participate in its group health plan pursuant to COBRA.  Except as specifically provided in this Release, Executive understands that Executive will not be entitled to any other payment, benefits or other consideration from the Company related to Executive’s employment with the Company or Executive’s separation from the Company.

3.Severance and Other Consideration.  In consideration for the promises made herein by Executive, the Company will pay Executive severance in equal installments on the Company’s normal payroll dates for a period of one (1) year from the Date of Termination in accordance with the usual payroll practices of the Company, with each such payment deemed to be a separate payment for the purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations issued thereunder (“Section 409A”), pursuant to Section 4, the termination of the Executive, and execution and return of this Release by the Executive, and Executive’s continuing compliance with the applicable continuing obligations and covenants of the Evergreen Agreement.

4.Releases and Waiver.

a)Executive (on behalf of his or herself and his or her heirs, executors, legal representation, administrators and assigns) hereby voluntarily, knowingly and willingly releases and forever discharges the Company, its subsidiaries, affiliates, and parents, together with each of those entities’ former and current officers, directors, shareholders, managers, employees, agents, fiduciaries, and administrators (collectively, the “Company Releasees”) from any and all liabilities, agreements, compensation, demands, damages, claims, and causes of action of any nature whatsoever that they may have had or now have, known and unknown, against any of the Company Releasees including, but not limited to, those that are by reason of or in any manner whatsoever connected with the Company’s hiring of Executive, Executive’s employment relationship with the Company, or the termination of the

Executive’s employment with the Company, including, but not limited to, under any public policy, contract, or tort, or under common law; wrongful discharge; retaliation; breach of contract; infliction of emotional distress; or defamation; or arising under any policies, practices, or procedures of the Company and including, specifically, all alleged discriminatory events, acts, patterns or practices based on age, religion, creed, sex, sexual orientation, national origin, ancestry, disability, handicap, marital status, gender identity, race or color, arising under any statute or law including, without limitation, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et. seq., the Older Workers’ Benefit Protection Act, the Rehabilitation Act of 1973 (including Section 504 thereof), Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Equal Pay Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, and the Employee Retirement Income Security Act of 1974, all as amended, and any other federal, state, or local law, regulation, or ordinance; or any claim for costs, fees, or other expenses, including attorneys’ fees, incurred in these matters, except for claims to the payments due under this Agreement.  It is further and expressly agreed that, except as otherwise provided in Section 4(b) below, to the fullest extent permitted by law, Executive will not commence, maintain, prosecute or participate in any action or proceeding of any kind against the Company based on any of the claims waived herein occurring up to and including the date of Executive’s signature.  Executive represents and warrants that Executive has not done so as of the effective date of this Release.

b)By signing this Release Executive expressly does not release or waive any right to file or maintain a charge or participate in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or any other applicable federal, state or local administrative agency.  However, Executive does waive rights to any monetary or equitable recovery should the EEOC, or any such federal, state, or local agency pursue any claims on Executive’s behalf arising out of or relating to Executive’s employment with and/or separation from employment with the Company and Executive hereby promises not to seek or accept any award, settlement or other monetary or equitable relief from any source or proceeding brought by any person or applicable federal, state or local administrative agency on Executive’s behalf or on behalf of any class of which Executive is a member with respect to any of the claims Executive has waived.

c)Notwithstanding the foregoing promises and rights, if Executive violates this Section 4, Executive agrees to indemnify and hold harmless the Company from and against any and all costs, attorneys’ fees and other expenses authorized by law which result from, or are incident to, such violation.

d)If Executive is at least forty (40) years of age, in compliance with the aforementioned Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et. seq. and the Older Workers’ Benefit Protection Act, the Executive is shall be afforded at least twenty-one (21) days to consider waiving age-related discrimination claims by executing this Release, and has the right to revoke his signature within seven (7) days after his execution of it.  Executive understands that this Agreement will not become effective and enforceable unless the seven day revocation period passes and Executive does not revoke the Agreement in writing.  Executive understands that this Agreement may not be revoked after the seven day revocation period has passed. The Executive hereby acknowledges that Executive (i) has read this Release and understands its legal effect and binding nature; (ii) has been advised to consult with an attorney prior to executing this Release and that Executive has had the opportunity to do so; (iii) is acting voluntarily and of Executive’s own free will in executing this Release; (iv) has been informed that Executive has at least twenty-one (21) days to consider such execution; (v) has seven (7) days following execution to revoke this Release; and (vi) unless revoked during the seven (7) day period, this Release shall remain in full force and effect.

Non-Disclosure.  Except as required by law or as specified in this Section, Executive agrees that he will not disclose any of the terms and conditions of this Release to any person or entity who is not a party to this Release, with the sole exceptions of Executive’s current or any future attorneys and financial advisors.  In addition, Executive will instruct Executive’s current or any future attorneys and financial advisors who have acquired knowledge of the matters discussed herein to treat such information as privileged and confidential and not to disclose such information except as consistent with this Release and required by law.

Non-Disparagement.  The Executive shall not, at any time following the Separation Date, directly or indirectly, disparage the Company or the business or properties or assets of the Company.  The Company’s Chief Executive Officer or any other executive officers of the Company Group shall not, at any time following the Separation Date, directly or indirectly, disparage the Executive.  Notwithstanding the foregoing, nothing in this Section 6 shall preclude the Executive or the executive officers of the

Company Group from making truthful statements or disclosures that are required by applicable law or legal process.

7.  Proprietary Information.  Executive agrees that all information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs which the Company has not released to the general public (collectively, “Proprietary Information”) is and will be the exclusive property of the Company.  By way of illustration, Proprietary Information may include information or material which has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents.  Proprietary Information also includes information received in confidence by the Company from its customers or suppliers or other third parties.  Executive agrees not to use or disclose any Proprietary Information.

8.Unemployment Compensation.  The Company agrees to not protest any claim for unemployment insurance compensation that Executive may make; provided, however, that the Company may offset any unemployment compensation payments paid to Executive against any severance Payments payable to Executive.

9.Return of Property.  Executive acknowledges and agrees that he has conducted a reasonable search for any Company property in his possession, custody, or control, including for electronic information, and has returned all Company property that he has located.

10.Acknowledgements.  Executive acknowledges (a) that he has at least twenty-one (21) days from receipt of this document to consider whether to accept or reject this Release pursuant to Section 4(d).  Executive may accept this Agreement by executing it and returning it by no later than [__________] to Craig Bouchard, Chief Executive Officer of the Company; (b) that Executive may at Executive’s option, sign this Release prior to the end of such period but is not required to do so; (c) that Executive is voluntarily and knowingly entering into this Release; and (d) that Executive understands the legal and binding effect of this Release.

11.Governing Law.  This Release shall be construed in accordance with the substantive laws of the State of California, without regard to its conflict of laws principles.

12.Counterparts.   This Release may be executed by each of the parties hereto in separate counterparts (including electronic counterparts) and have the same force and effect as if the Company and Executive had executed it as a single document.

13.Successors and Assigns.   The rights and obligations of the parties under this Release shall be binding upon and shall inure to the benefit of the Company’s successors and assigns.  This Release shall not be assignable by Executive.

14.Entire Agreement.  This Release expresses the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes any prior agreements or understandings, written or oral, with respect to such subject matter.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Release as of the date written above.

JOHN MILLER	Signature Group Holdings, Inc.

Name: Craig Bouchard
Title: Chief Executive Officer
Date:

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